www.i80gold.com	1.866.525.6450 1.775.525.6450 5190 Neil Road, Suite 460 Reno, Nevada 89502

Exhibit 14.1
CODE OF ETHICS AND BUSINESS CONDUCT
1.Objectives
i-80 Gold Corp. (including its subsidiaries and controlled entities, the "Company") is committed to a culture of honesty, integrity and accountability and strives to operate its business in accordance with the highest ethical standards and applicable laws, rules and regulations, including all applicable stock exchange rules. This Code of Ethics and Business Conduct (the "Code") provides a framework of guidelines and principles to govern and guide all directors, officers and employees of the Company in their performance of their duties and in conducting our business. It was adopted in order to:
•promote honest and ethical conduct, including handling of actual or apparent conflicts of interest;
•promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with Canadian securities regulators and the US Securities and Exchange Commission (the "SEC") and in all other public communications made by the Company;
•promote compliance with applicable governmental laws, rules and regulations;
•promote the protection of Company assets, including corporate opportunities and confidential information;
•promote fair dealing practices;
•deter wrongdoing; and
•ensure accountability for adherence to the Code.
2.Scope
This policy applies to: (i) all directors, officers, employees of the Company, including its wholly owned or controlled subsidiaries; (ii) consultants, agents and representatives, including advisors engaged by the Company who are advised of this Code, collectively, “Covered Persons”. Business partners and suppliers are expected to act in accordance with this policy as it relates to their supply of goods and services to the Company. For purposes of this Code, “Employees” shall be considered to include officers and employees of the Company and its wholly owned or controlled subsidiaries.
3.Duties and Responsibilities of Covered Persons
Covered Persons must not only comply with applicable laws, rules and regulations but also must engage in and promote honest and ethical conduct and abide by the policies and procedures that govern the conduct of the Company's business. Specifically, it is the responsibility of each Employee to help to create and maintain a culture of high ethical standards and commitment to compliance, and, in the case of directors and officers of the Company, maintaining a work environment that encourages Employees to raise concerns to the attention of management and promptly addressing employee compliance concerns.

The Code is not meant to be a complete list of all legal and ethical obligations of Covered Persons. This Code and other Company policies contain rules that all Covered Persons must follow, but there may be issues that arise that are not explicitly addressed by this Code or Company policies. As such, all Covered Persons are expected to apply good judgment and to identify any issue or circumstance that may compromise the ethical integrity of the Company. When faced with a situation that may violate the spirit or intent of this Code or a Company policy, ask yourself the following questions:
•Is it legal?
•Is it permitted by the Code and our Company policies?
•How would it be viewed by the press, our shareholders, and others who have an interest in our ethical conduct?
•Is it the “right thing”?
If you are unsure or you do not know how to answer these questions, you have options – contact your manager, a member of executive management, or a member of the Board and seek their advice or simply file a report as outlined in Section 4 below. By getting help early, you might be able to prevent problems. By reporting your concerns, you might be able to contain problems. By always keeping in mind this Code, you will be able to help the Company, and your fellow employees do the right thing and adhere to the Code.
It is the responsibility of each Covered Person to become familiar with the principles set out in this Code and to integrate them into every aspect of the business of the Company.
4.Reporting Responsibilities
Employees are expected to report all situations (including actual or potential) of non-compliance with this Code, and those to whom they report are under a similar obligation to act. Remaining silent or declining to act on reports which you have good reason to believe are legitimate is considered a violation of the Code and will result in disciplinary action up to and including possible termination.
You have a number of options on how and to whom to report suspected violations. The Company’s Whistleblower policy outlines how to report any potential or actual violations of this Code and how they will be investigated and resolved. In most cases, the first step is usually to consult with your immediate supervisor. If you are unsure, do not hesitate to contact the Head of HR, the Compliant Officer, the President & COO, the CFO or the CEO of the Company for guidance. If you are not satisfied with the response or uncomfortable with those options, the Company’s whistleblower hotline is 1.866.939.2303 or whistleblower email is whistleblower@i80gold.com. Reporting and investigations under the Whistleblower policy are to be administered in accordance with the following:
Report in person, in writing or via telephone – as per above, you can report your concerns in person to the persons noted above, or communicate your concerns electronically or telephonically.
Confidentiality – subject to the form of reporting, you can remain anonymous or request that your identity not be shared beyond the person(s) you have initially provided the reported concern to. The Comany strives to maintain confidentiality to the greatest degree possible.

Audit Committee Investigation - any suspected violations of this Code that may constitute a “Legal or Accounting related Matter”1 as defined in the Company’s Whistleblower policy shall be forthwith reported to the Chair of the Audit Committee (even if also reported to the Compliance Officer or another member of senior management);
No retaliation - The Company will not tolerate retaliation against any individual who in good faith seeks advice, raises a concern or reports actual or suspected misconduct. However, false or misleading reports made in bad faith are prohibited and will be subject to disciplinary action up to and including termination.
5.Company Commitments
(a)Employee Safety – The Company is committed to providing a safe and healthy workplace. Everyone shares this responsibility. We can minimize the chances of anyone being hurt on the job by following the law and good safety practices, including the following.
i.Understand the hazards in your work environment.
ii.Immediately report any unsafe condition to your supervisor.
iii.Ensure that workers receive appropriate safety training.
iv.Always wear the proper protective equipment.
v.Violence and threatening behavior are not permitted.
vi.Employees must report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol.
(b)Environment free of Harassment and Discrimination - It is the policy of Company to afford equal opportunity to all qualified applicants and employees regardless of race, color, religion, sex, sexual orientation, age, national origin, disability, or veteran status, and to conform to applicable laws and regulations. This policy of equal opportunity encompasses all aspects of employment, promotion and transfer, selection for training opportunities, wage and salary administration, work environment, and employee benefit plan programs.
Furthermore, the Company is committed to a work environment in which all individuals are treated with respect and dignity. Each individual has the right to work in a professional atmosphere that promotes equal employment opportunities and prohibits discriminatory practices, including harassment.
(c)Confidentiality – it is the Company's policy to ensure that all operations, activities and business affairs of the Company and our business associates are kept confidential to the greatest extent possible. Confidential information includes all non-public information that might be of use to competitors, or that might be harmful to the Company or its customers if disclosed.
1 Legal or Accounting Matters are defined as (i) questionable accounting practices, inadequate internal accounting controls or coercion relating to auditing matters; (ii) actual or potential violations of any applicable law; and (iii) other suspected wrongdoing, including conduct prohibited under the Code of Conduct relating to fraud or potential fraud against shareholders.

6.Conflicts of Interest
Employees have a duty of loyalty to the Company and are therefore expected to always act in its best interest at all times. A conflict arises when the personal interests or activities of an employee influence or have the potential to influence the exercise of his or her judgment in the performance of his or her duties. Conflicts of interest and even the appearance of a conflict of interest may compromise the Company's reputation and must be avoided.
The Company respects its Employees' right to privacy in their personal activities and financial affairs. It is the responsibility of each Employee to ensure that his or her personal conduct complies with the following principles, which are not intended to address every potential conflict situation.
(a)Outside Employment - All Employees are expected to dedicate their full working time and attention and exert their best efforts, knowledge and skill and energy to their employment relationship with the Company and may not participate in outside employment, self-employment, or serve as officers, directors, partners or consultants for outside organizations, without prior written approval of the Company.
(b)Employment or Other Engagement of Family Members - Employment or other contractual engagement by the Company of more than one family member at a Company mine or project site or office is permissible, but conflicts of interest should be avoided. The direct supervision of one family member by another is not permitted unless otherwise authorized by either the CEO or the Head of Human Resources. Except for summer and co-op students, indirect supervision of a family member by another is also discouraged and requires the prior approval of either the CEO or Head of Human Resources. If allowed any personnel actions (including, for example, promotions or changes in responsibilities) affecting the company representative must also be reviewed and endorsed by the forenamed executives. Any approvals described above must be made in writing and must be retained for at least three years once made.
(c)Affiliation with a Competitor, Supplier or Customer - Employees may not act as directors, officers, consultants, advisors or agents of entities that directly compete with the Company or are an actual or potential business partner of the Company without the prior approval of the board of directors of the Company (the “Board”). In addition, employees may not own, directly or indirectly, a beneficial interest in any of these entities unless an Employee is making an investment in securities that are listed on a national or international securities exchange and the total value of the investment is less than ten per cent of the value of the class of securities involved and the amount of the investment is not so significant that it would affect the Employee's business judgement on behalf of the Company.
(d)Corporate Opportunities - Employees owe a duty to the Company to advance its legitimate interests when an opportunity to do so arises. In this regard, Employees may not appropriate for their own use, or that of another person or organization, the benefit of any business venture or opportunity which they discovered through the use of Company assets, property, information or position, unless it is first offered to the Company and the Company decides not to pursue it.

(e)Personal Benefits, Gifts, Bribes and Kickbacks - Employees may not use their position as an employee of the Company to derive or secure any personal, financial or other benefit for themselves or their relatives. An Employee may not solicit and/or accept any gift or favour from any competitor, supplier or customer except to the extent customary and reasonable in amount and not in consideration for any improper action by the recipient. The offering or accepting of bribes, payoffs or kickbacks made directly or indirectly to obtain an advantage in a commercial transaction are strictly prohibited.
(f)Loans - Loans by the Company to, or guarantees by the Company of obligations of, Employees or their family members are of special concern and could constitute improper personal benefits to the recipients of such loans or guarantees, depending on the facts and circumstances. Loans by the Company, or guarantees by the Company of obligations of, any director or executive officer are expressly prohibited.
(g)Reporting Conflict – All Covered Persons are required to promptly disclose any actual or potential conflict of interest to the Company. Any transaction, relationship or interest that could be expected to give rise to a conflict of interest should be reported. Actual or potential conflicts of interest involving a director or executive officer should be disclosed directly to the Chairman of the Board.
7.Protection and Proper Use of Corporate Assets
All Covered Persons are expected to protect the Company's assets and ensure they are used for legitimate business purposes only. Theft, carelessness and waste have a direct impact on the Company's business and profitability. Any suspected incidents of fraud or theft should be immediately reported for investigation in accordance with the provisions of Section 4 above.
The assets of the Company include information, equipment, office supplies, hardware, software, intellectual property and time. Such assets may not be used for personal benefit, nor may they be sold, borrowed or given away without proper authorization. Occasional personal use of certain corporate resources (e.g. computer, fax, e-mail) is acceptable where the interests of the Company are not adversely affected.
The obligation to protect Company assets includes the Company’s proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business and marketing plans, engineering and manufacturing ideas, designs, databases, records and any non-public financial data or reports. Unauthorized use or distribution of this information is prohibited and could also be illegal and result in civil or criminal penalties. Employees are expected to consult a member of senior management if in doubt regarding the applicability of this section.
8.Confidentiality & Protection of Proprietary Information
Confidential and proprietary information about the Company or its business associates belongs to the Company, must be treated with strictest confidence and is not to be disclosed or discussed with others.

Unless otherwise agreed to in writing, confidential and proprietary information includes any and all methods, inventions, improvements or discoveries, whether or not patentable or copyrightable, and any other information of a similar nature disclosed to the directors, officers or employees of the Company or otherwise made known to the Company as a consequence of or through employment or association with the Company (including information originated by the director, officer or employee). This can include, but is not limited to, information regarding the Company's business, products, assets, processes, and services. It also can include information relating to research, development, drilling, exploration, inventions, trade secrets, intellectual property of any type or description, data, business plans, marketing strategies, engineering, contract negotiations and business methods or practices.
The following are examples of information that is not considered confidential:
(a)Information that is in the public domain to the extent it is readily available;
(b)Information that becomes generally known to the public other than by disclosure by the Company or a director, officer or employee; or
(c)Information you receive from a party that is under no legal obligation of confidentiality with the Company with respect to such information.
We have exclusive property rights to all confidential and proprietary information regarding the Company or our business associates. The unauthorized disclosure of this information could destroy its value to the Company and give others an unfair advantage. You are responsible for safeguarding Company information and complying with established security controls and procedures. All documents, records, notebooks, notes, memoranda and similar repositories of information containing information of a secret, proprietary, confidential or generally undisclosed nature relating to the Company or our operations belong to the Company and shall be held by you in trust solely for the benefit of the Company, and shall be delivered to the Company by you on the termination of your association with us or at any other time we request.
9.External Communications & Disclosure Policy
It is very important that the information disseminated about the Company be both accurate and consistent. As such, the Board has designated the CEO, the President & COO, the CFO and the VP, Corporate Development & Strategy and Director of Investor Relations as the only spokespersons authorized to communicate with the media, industry analysts and the investment community on behalf of the Company. It is expected that such contact will be administered and managed by the CEO, or in his absence, another member of senior management so designated from time to time by the CEO. Any contact with the media and industry analysts must be guided by the Company’s Disclosure Policy.
The Company must disclose to the NYSE American, the TSX, current security holders and the investing public information that is required, and any additional information that may be necessary to ensure the required disclosures are not misleading or inaccurate. The Company requires you to participate in the disclosure process, which is overseen by the Disclosure Committee which is overseen by the CEO and the other members of senior management of the Company as set out in the Company’s Disclosure Policy. The disclosure process is designed to record, process, summarize and report material information as required by all applicable laws, rules and regulations. Participation in the disclosure process is a requirement of a public company, and full cooperation and participation by members of the Disclosure Committee, and, upon request, other Employees in the disclosure process is a requirement of this Code.
The above terms are only a summary of the restrictions and responsibilities placed on Covered Persons regarding external communications involving the Company and its affairs. The Company’s Disclosure Policy is applicable to all Employees, and under which all such Employees must confirm their understanding and compliance on an annual basis. Should you have any questions or concerns regarding the above, please consult the Disclosure Policy and contact a member of the Company’s senior management for further guidance.
10.Anti-Bribery and Anti-Corruption
The Company prohibits improper payments in all of its activities, whether these activities are with governments or in the private sector. Applicable United States and Canadian laws, including the Foreign Corrupt Practices Act, (United States) and the Corruption of Foreign Public Officials Act (Canada), make it illegal to make or offer to make improper payments to foreign officials (including political office holders, government officials and employees, officials of state-owned companies, political parties and candidates) to get or keep business or obtain any other business advantage. Further these laws make it illegal to conceal bribery in a company’s books or records.
The Company does NOT allow the giving of gifts, favours, personal advantages, loans or benefits of any kind to current or potential suppliers, customers, partners or government agencies (or their employees). It is also prohibited to use the services of a third party (e.g., an agent or representative) to bribe a public official, customer, supplier or partner indirectly, or to pay, offer or promise to pay anything of value to a third party to accomplish the same purpose. A mere offer or promise to pay a bribe is prohibited and will be treated with equal severity as an actual bribe. Any requests for such payments should be referred to the CEO or the SVP, General Counsel. This prohibition does not apply to gifts of nominal value as part of the normal exchange of hospitality between persons doing business together or exchanged as part of customary protocol. Any gift in this situation from Company requires pre-approval from your supervisor and must be of a nominal nature within generally accepted business practices.
The above terms are only a summary of the restrictions and responsibilities placed on representatives of the Company when acting on its behalf. The Company has adopted an Anti-Bribery and Anti-Corruption Policy applicable to all Covered Persons, and under which all such representatives must confirm their understanding and compliance on an annual basis. Should you have any questions or concerns regarding any of the above, please consult the Anti-Bribery and Anti-Corruption Policy and contact a member of executive management for further guidance.
11.Insider Trading or Tipping
In order to protect the investing public, securities laws in Canada and the United States make it illegal for those with material, non-public information to buy or sell securities (e.g., stocks, bonds, options). Violation of these laws may result in civil or criminal penalties.

All Covered Persons who are aware of material, non-public information from or about the Company (an “insider”), are not permitted, directly or indirectly through family members, friends or other persons or entities, to: (i) buy or sell the Company’s securities; and (ii) pass on, tip or disclose non-public material information to others outside the Company, including to family and friends.
“Material information” means information that a reasonable investor would likely consider important in deciding whether to buy, sell, or hold a security. “Non-public information” might include, but not be limited to:
(a)Introduction of an innovative new process;
(b)Signing of confidentiality agreements;
(c)Accounting policies and estimates;
(d)Planned securities offerings;
(e)A change in senior management or auditor;
(f)Proposed acquisitions, mergers, joint ventures or divestitures;
(g)Strategic plans or information about significant changes or developments at Company; and
(h)Changes in financial forecasts or results.
Such buying, selling or trading of Company securities may be punished by discipline of up to and including termination of employment in addition to civil or criminal penalties.
The above terms are only a summary of the restrictions and responsibilities placed on Representatives when buying or selling Company securities or communicating (in any form) material, non-public information about the Company. The Company has adopted an Insider Trading Policy applicable to all Representatives, and under which all such Representatives must confirm their understanding and compliance on an annual basis. Should you have any questions or concerns regarding the above, please consult the Insider Trading Policy and contact a member of executive management for further guidance.
12.Use of E-mail and Internet Services
E-mail systems and Internet services are provided to help employees carryout their responsibilities. Incidental and occasional personal use is permitted, but use for personal gain or any improper purpose is not. Employees may not access, send or download any information that could be insulting or offensive to another person, such as sexually explicit messages, cartoons, jokes, unwelcome propositions, ethnic or racial slurs, or any other message that could be viewed as harassment. “Flooding” the Company’s systems with junk mail and trivia hampers the ability of the systems to handle legitimate corporate business and is prohibited.
Employees' messages (including voice mail) and computer information are considered corporate property. Unless prohibited by law, the Company reserves the right to access and disclose this information as necessary for business purposes. Employees should use good judgment, and should not access, send messages or store any information that he or she would not want to be seen or heard by other individuals.
13.Annual Certification

All senior management employees of the Company and its subsidiaries will be required to personally certify that they understand their continuing obligation to comply with this Code on an annual basis and to disclose any known violations or perceived violations of the Code.
14.Review of Policy
The Corporate Governance & Nominating Committee will review this policy annually and recommend appropriate changes or enhancements to the Board to ensure that it remains aligned with evolving legal and regulatory requirements, industry standards, and best practices.

Approved, Amended and Restated:	Corporate Governance & Nominating Committee Board of Directors
Date:	March 31, 2025

www.i80gold.com	1.866.525.6450 1.775.525.6450 5190 Neil Road, Suite 460 Reno, Nevada 89502

APPENDIX A
CODE OF ETHICS AND BUSINESS CONDUCT
ACKNOWLEDGEMENT OF RECEIPT

I __________________________, HAVE RECEIVED, READ, AND UNDERSTAND the i-80 Gold Corp. “Code of Ethics and Business Conduct” as amended and restated effective March 31, 2025, as well as the Company Policies listed below. I have been allowed the opportunity to discuss any questions I had with my manager or a member of Senior Management of the Company.
•Code of Business Conduct and Ethics;
•Insider Trading Policy;
•Whistleblower Policy;
•Corporate Disclosure Policy; and
•Anti-Bribery & Anti-Corruption Policy (together the “Policies”).
I hereby certify that I am in compliance with the Code.
I hereby acknowledge that I have a continuing responsibility to comply with the Code and to discuss any matters that arise under the Code or that I may believe or suspect arise under the Code.
I recognize that ignorance is not a defense, and that I must ask questions before I act, not after.
I am not currently aware of any violation of the Code, other than those I have already reported.
I will report any apparent violation of the Code and I understand that i-80 Gold Corp. will investigate or otherwise handle such reports as confidentially as possible and without retaliation.
I recognize that any violation of the Code is unacceptable and that if I engage in any violation, whether purposely, negligently, or because of my ignorance of the Code, I will be subject to disciplinary action, including possible termination, even for a first offense.

Name:
Date:
Signature

www.i80gold.com	1.866.525.6450 1.775.525.6450 5190 Neil Road, Suite 460 Reno, Nevada 89502

APPENDIX B
DISCLOSURE FORM
TO:    Human Resources
i-80 Gold Corp. (“the Company”) employees must always act in the best interests of the Company and safeguard the Company from any conflict of interest or even the appearance of a conflict of interest. You must avoid financial or other relationships that might be adverse to the interest of the Company, produce conflicting loyalties, interfere with effective job performance, or even appear to do so. Do not compete with the Company or even appear to be influenced by personal interests, including those of relatives, friends, or others with whom you may have contact.
i-80 Gold Corp. respects the privacy of its employees. There are certain circumstances where an employee must disclose potential conflicts of interest so that any conflict can be avoided. This protects the employee and the Company.
Please disclose any of the following situations:
•Relatives* that work within i-80 Gold Corp. and its subsidiaries
•Relatives* that work within any vendors that have a relationship with i-80 Gold Corp. and its subsidiaries
•Ownership or relationship with any vendor that has a relationship with i-80 Gold Corp. and its subsidiaries
•Any other situation that could be viewed as a potential conflict of interest
Disclosures:

Name:
Date:
Signature
* Relatives are defined as parents, children, siblings, uncles, aunts, first cousins whether by blood or marriage.